Exhibit 99.1

Contacts:

Linda Heller	Kristyn Hutzell
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES THIRD QUARTER 2008 RESULTS

Revenues up 7% year over year and net loss narrows

Camarillo, CA, October 23, 2008 – Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that for the third quarter ended September 28, 2008, net sales were $140.1 million, an increase of 7% from $131.5 million in the third quarter of 2007.  Net loss was $0.02 per share compared to a net loss of $0.07 per share for the same period last year.

The revenue increase for the quarter was driven by continued strength in the renewable energy business. Bookings of $121.4 million in the third quarter of 2008 increased 3% over bookings of $118.1 million in the third quarter of 2007.  The Company ended the third quarter of 2008 with approximately $93 million in 90-day backlog, up from approximately $84 million for the same period last year.

Gross margin improved to 21.4% in the third quarter 2008 compared with 21.0% in the third quarter of 2007 as a result of cost improvement initiatives and increased sales volume, partially offset by manufacturing inefficiencies.  For the third quarter of 2008, operating expenses decreased to 21.3% of net sales, compared with operating expenses of 24.3% of net sales for the third quarter of 2007.  Included in the operating expenses for the third quarter of 2007 were restructuring and asset impairment charges of 1.1% of net sales. Net loss decreased to $1.7 million for the quarter from a net loss of $6.5 million for the same period last year.

Richard Thompson, CEO, commented, “As expected, operating performance improved in the quarter as a result of our growing renewable energy business and benefits of our on-going process improvement initiatives.  Results were within expectations and generated break-even operating income and a narrower net loss.”

Mr. Thompson continued, “For the fourth quarter we are projecting a wider performance range than normal due to unclear end-user demand; however, we will continue to pursue operational efficiencies throughout the company to continue improving margins and working capital metrics.  We will also increase investment in our renewable energy business to leverage both near-term and long-term growth opportunities.”

Business Outlook

For the fourth quarter of 2008, the Company anticipates that sales will be approximately $130 to $136 million.  The earnings per share is expected to range from a net loss of $0.03 per share to earnings of $0.01 per share.

The full-year revenue growth is expected to be 5% to 6% over 2007 versus the previous forecast of 8% to 10% growth.  Net loss for the full year is expected to be within the range of $18 to $22 million versus the previous forecast of a loss in the range of $12 to $20 million.

Earnings Conference Call

Power-One will discuss its fiscal 2008 third quarter results, along with its outlook for the fourth quarter of fiscal 2008, today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.  To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.

For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to:  the Company’s ability to improve its operational efficiencies; the Company’s success in securing improvements and improving efficiencies in its supply chain;  the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

NET SALES	$140,056	$131,477	$407,087	$379,269
COST OF GOODS SOLD	110,127	103,926	325,251	302,051
GROSS PROFIT	29,929	27,551	81,836	77,218

EXPENSES:
Selling, general and administrative	18,203	17,912	57,251	57,357
Engineering and quality assurance	11,157	11,576	34,981	36,689
Amortization of intangibles	518	1,005	1,926	3,386
Restructuring costs	—	1,022	—	3,040
Asset impairment	—	456	—	1,190
Total expenses	29,878	31,971	94,158	101,662

INCOME (LOSS) FROM OPERATIONS	51	(4,420)	(12,322)	(24,444)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	197	317	580	988
Interest expense	(2,446)	(2,459)	(7,566)	(5,876)
Other income (expense), net	210	1,150	(2,476)	1,982
Total interest and other income (expense)	(2,039)	(992)	(9,462)	(2,906)

LOSS BEFORE INCOME TAXES	(1,988)	(5,412)	(21,784)	(27,350)

PROVISION (BENEFIT) FOR INCOME TAXES	(82)	1,120	(282)	2,568
EQUITY IN EARNINGS FROM JOINT VENTURE	205	—	2,253	—
NET LOSS	$(1,701)	$(6,532)	$(19,249)	$(29,918)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$(0.07)	$(0.22)	$(0.34)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	87,770	87,172	87,572	86,961

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	September 28,	December 30,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$39,447	$28,364
Investments		7,477
Accounts receivable:
Trade (net of allowance)	139,327	129,984
Other	4,209	5,634
Inventories	113,383	105,930
Prepaid expenses and other current assets	11,295	7,487

Total current assets	307,661	284,876

PROPERTY AND EQUIPMENT, net	59,383	62,809
INTANGIBLE ASSETS, net	81,208	82,748
OTHER ASSETS	7,665	1,163

TOTAL ASSETS	$455,917	$431,596

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$29,176	$21,843
Accounts payable	110,916	107,751
Restructuring reserve	4,105	6,726
Long-term debt, current portion	798	2,338
Other accrued expenses and current liabilities	29,357	24,410

Total current liabilities	174,352	163,068

LONG-TERM DEBT, less current portion	80,442	50,550
OTHER LONG-TERM LIABILITIES	15,021	18,552

STOCKHOLDERS’ EQUITY:
Common stock	88	87
Additional paid-in capital	617,619	615,040
Accumulated other comprehensive income	43,872	40,527
Accumulated deficit	(475,477)	(456,228)

Total stockholders’ equity	186,102	199,426

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$455,917	$431,596

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Orders	$121,415	$118,061	$425,810	$369,503

Sales	$140,056	$131,477	$407,087	$379,269

Operating Income (Loss)	$51	$(4,420)	$(12,322)	$(24,444)

Net Loss	$(1,701)	$(6,532)	$(19,249)	$(29,918)

Basic and Diluted Loss Per Share	$(0.02)	$(0.07)	$(0.22)	$(0.34)

Basic and Diluted Weighted Average Shares Outstanding	87,770	87,172	87,572	86,961